                        General Growth Properties, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                       (Dollars in thousands-Unaudited)


                                       Quarter ended
                                       March 31, 1998         1997         1996         1995        1994       1993
                                       --------------         ----         ----         ----        ----       ----
Available Earnings:
  Net income (loss)                             8,455         89,551     $ 59,742     $ 43,054     $14,165    $12,610
  Adjustments:
    Minority interest                           4,427         49,997       34,580       25,856       9,518      9,823
    Equity in net (income) loss
     of unconsolidated affiliates               5,193        (19,344)     (17,589)      (9,274)     (6,096)         -
    Distribution from
     unconsolidated affiliate(s)                9,379         20,352       35,322       23,462      14,600          -
    Interest expense/(1)/                      21,379         79,343       71,266       49,099      45,847     42,136
                                              -------       --------     --------     --------     -------    -------
  Available Earnings                          $48,833       $219,899     $183,321     $132,197     $78,034    $64,569
                                              =======       ========     ========     ========     =======    =======

Fixed Charges/(2)/:
  Interest expense/(1)/                       $21,379       $ 79,343     $ 71,266     $ 49,099     $45,847    $42,136
  Capitalized interest                          2,734          4,753        5,947        5,409         913        107
                                              -------       --------     --------     --------     -------    -------
  Fixed Charges                               $24,113       $ 84,096     $ 77,213     $ 54,508     $46,760    $42,243
                                              =======       ========     ========     ========     =======    =======

Ratio of Earnings to Fixed Charges               2.03           2.61         2.37         2.43        1.67       1.53
                                              =======       ========     ========     ========     =======    =======

/(1)/ Interest expense includes amortization of debt expense.
/(2)/ Rental expense is not calculated because annual rental expense of the company is insignificant.